Exhibit 99.1

Mike Darrow Named President and Chief Executive Officer of TrueCar
SANTA MONICA, Calif. (March 10, 2020) - TrueCar, Inc. (NASDAQ: TRUE) announced today that Mike Darrow has been appointed President and Chief Executive Officer of TrueCar, Inc., and will assume a seat on TrueCar’s Board of Directors.
“Mike is a proven leader at TrueCar and within the automotive industry with over 30 years of experience at OEMs and other third-party automotive providers,” said Christopher Claus, Chairman of TrueCar’s Board of Directors. “We’re excited to start a bright new chapter for TrueCar with Mike’s strong and steady leadership at the helm.”
Mike Darrow has been with TrueCar for three years, having served as Interim President and Chief Executive Officer since May 31, 2019, following the retirement of TrueCar’s former President and Chief Executive Officer, Chip Perry. Prior to that, Darrow served as TrueCar’s Executive Vice President of OEM and Affinity Partner Development, as well as President of TrueCar’s ALG subsidiary.
“I’m extremely humbled and honored at the opportunity to lead this talented group of TrueCar employees,” said Darrow. “I’m so proud of the way the company united to launch our new brand and consumer experience earlier this year, which was no small feat. I look forward to working with the team as we continue to innovate and deliver a modern and world-class car buying experience that appeals to consumers and dealers alike.”
About TrueCar
TrueCar is a leading automotive digital marketplace that enables car buyers to connect to our network of 16,500 Certified Dealers. We are building the industry’s most personalized and efficient car buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars -- all with a clear view of what’s a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great car buying experience. As part of our marketplace, TrueCar powers car-buying programs for over 250 leading brands, including AARP, Sam’s Club and American Express. Nearly half of all new-car buyers engage with TrueCar-powered sites, where they buy smarter and drive happier. TrueCar is headquartered in Santa Monica, California, with offices in Austin, Texas and Boston, Massachusetts.
For more information, please visit www.truecar.com, and follow us on Facebook or Twitter. TrueCar media line: +1-844-469-8442 (US toll-free) | Email: pr@truecar.com
Public Relations & Media Contact
Shadee Malekafzali
Senior Director, Public Relations
424-258-8694
shadee@truecar.com

Exhibit 99.1

Investor Relations Contact:
Danny Vivier
Vice President, Investor Relations and Strategic Finance
424-258-8017
dvivier@truecar.com